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                                                                    Exhibit 11.1
                                 EATERIES, INC.
                      COMPUTATION OF NET INCOME PER SHARE


                                          Three Months      Thirteen Weeks
                                         Ended March 31,    Ended March 31,
                                              1995               1996
                                           ----------        ------------
Shares for net income per
  share computation:

    Weighted average shares:
      Common shares outstanding
        from beginning of period            3,680,768          3,745,095
      Common shares issued upon
        exercise of stock options              14,830             62,996
      Treasury shares acquired                   (682)              -
                                           ----------        ------------
                                            3,694,916          3,808,091

    Common stock equivalents:
      Shares issuable upon exercise
        of options and warrants               394,813            761,983
      Assumed repurchase of outstanding
        shares under the treasury stock
        method (based on average market
        price for the quarter)               (181,138)          (637,961)
                                           ----------        -----------
                                              213,675            124,022
                                           ----------        -----------
                                            3,908,591          3,932,113
                                           ==========        ===========

Net income                                 $   25,207        $    37,279
                                           ==========        ===========

Net income per share                       $     0.01        $      0.01
                                           ==========        ===========
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